                                                           Exhibit No. EX-99.l.1

                       Cheswold Lane Asset Management, LLC
                           100 Front Street, Suite 960
                           West Conshohocken, PA 19428

June 8, 2006

Cheswold Lane Funds
100 Front Street
Suite 960
West Conshohocken, PA  19428

Ladies and Gentlemen:

     We propose to acquire 7,000 shares of beneficial interest (the "Shares") of the Cheswold Lane International High Dividend Fund (the "Fund"), a series of the
Cheswold Lane Funds (the  "Trust"),  at a purchase  price of $15 per share for a total of $105,000.  We will purchase the Shares in a private  offering  prior to the effectiveness of the registration  statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended,  and the Investment Company Act of
1940, as amended (the "1940 Act").  The Shares are being  purchased  pursuant to
Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection  with such  purchase,  we understand  that we, the purchaser, intend to acquire  the Shares for our own account as the sole  beneficial  owner thereof and have no present  intention of  redeeming or reselling  the Shares so acquired.

     We  consent to the  filing of this  Investment  Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

         /s/ Eric F. Scharpf
Name:    Eric F. Scharpf
Title:   Managing Partner